Exhibit 99.3

Introduction to the Unaudited Pro forma
Condensed Consolidated Financial Statements of American Midstream Partners, LP
The unaudited pro forma condensed consolidated financial statements present the impact on American Midstream Partners, LP, (collectively with its consolidated subsidiaries, the "Partnership") results of operations and financial position attributable to the acquisition of certain midstream assets from High Point Infrastructure Partners, LLC ("HPIP") pursuant to the Contribution Agreement dated as of April 15, 2013 (the “Contribution Agreement”) and from Quantum Resource Management pursuant to the Chatom purchase and sale agreement dated as of July 1, 2012 (the "Chatom PSA Agreement").
Pursuant to the Contribution Agreement, HPIP contributed to the Partnership 100% of the limited liability ownership interests in certain of its subsidiaries that own midstream assets located in southern and offshore Louisiana (the "High Point System" or "High Point") along with $15 million in cash. The High Point System consists of approximately 700 miles of natural gas pipeline facilities located in Plaquemines and St. Bernard Parishes in Louisiana and offshore in the Gulf of Mexico. The consideration paid by the Partnership consisted of 5,142,857 newly issued Series A Convertible Preferred Units ("Preferred Units") in the Partnership. The $15 million in cash received, less approximately $2.5 million used to pay certain transaction expenses associated with the contribution of the High Point System, was used to repay borrowings outstanding under the Partnership's credit facility.
The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 are based upon the historical consolidated financial statements of the Partnership and the historical combined financial statements of the High Point System. Financial information associated with the High Point System is included in the historical financial statements of the Partnership as of June 30, 2013, as such the unaudited pro forma condensed consolidated balance sheet is not required.

Pursuant to the Chatom PSA Agreement, the Partnership acquired an 87.4% ownership interest in Chatom processing and fractionation plant and associated gathering infrastructure ("the Chatom System") which are located in Washington County, Alabama, approximately 15 miles from the Partnership’s Bazor Ridge processing plant in Wayne County, Mississippi, and consists of a 25 MMcf/d refrigeration processing plant, a 1,900 Bbl/d fractionation unit, a 160 long-ton per day sulfur recovery unit, and a 29-mile gas gathering system. The consideration paid by the Partnership consisted of approximately $51 million in cash, which was funded under borrowings under the Partnership’s revolving credit facility.

The unaudited pro forma condensed consolidated statement of operations for the year end December 31, 2012 are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of the Chatom System. Financial information associated with the Chatom System is included in the historical financial statements of the Partnership as of and for the six months ended June 30, 2013, as such the unaudited pro forma condensed consolidated balance sheet is not required.

The unaudited consolidated statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 have been prepared as if the High Point System was acquired on January 1, 2012 and as if the Chatom System was acquired on January 1, 2012. The unaudited pro forma condensed consolidated statements of operations have been prepared based on the assumption that the Partnership will continue to be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal income taxes or state income taxes. The unaudited pro forma condensed consolidated statement of operations have also been prepared based on certain pro forma adjustments, as described in Note 2 - Pro forma adjustments.
The following statements of operations are qualified in their entirety by reference to and should be read in conjunction with such historical combined financial statements and related notes contained in those reports: (i) High Point Systems' audited historical financial statements as of and for the two years ended December 31, 2012 and unaudited historical financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 set forth in Exhibit 99.2 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on June 28, 2013; (ii) Chatom Systems' audited historical financial statements as of and for the year ended December 31, 2011 and unaudited historical financial statements as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 set forth in Exhibit 99.2 of the Current Report on Form 8-K/A filed with the SEC on December 19, 2012; (iii) the Partnership's unaudited historical consolidated financial statements set forth in its Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2013, as filed with the SEC; and (iv) the Partnership's audited historical consolidated financial statements set forth in its Annual Report on Form 10-K as of and for the year ended December 31, 2012 as filed with the SEC, subsequently updated to present discontinued operations of the Partnership set forth in Exhibit 99.1 of the Current Report of Form 8-K filed with the SEC on October 1, 2013.
The pro forma adjustments reflected in the pro forma condensed consolidated statement of operations is based upon currently available information and certain assumptions and estimates; therefore, the actual effects of these transactions will differ from the pro forma adjustments. However, the Partnership's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on the Partnership. In addition, the Partnership's management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the acquisition of the High Point System and Chatom System by the Partnership.
The unaudited pro forma condensed statement of operations is not necessarily indicative of the results that would have occurred if the Partnership had acquired the High Point and Chatom systems on the dates indicated nor are they indicative of the future operating results of the Partnership.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2013
(unaudited, in thousands except earnings per unit)

	Partnership Historical	High Point Historical	Pro Forma Adjustments		Partnership Pro Forma
Revenue	$133,613	$8,621	$(1,246)	a	$140,988
Gain on commodity derivatives	609	—			609
Total revenue	134,222	8,621	(1,246)		141,597
Operating expenses:
Purchases of natural gas, NGLs and condensate	104,698	2,131	(1,246)	a	105,583
Direct operating expenses	11,923	1,317	—		13,240
Selling, general and administrative expenses	8,013	2,206	(342)	b	9,877
Equity compensation expense	1,485	—	—		1,485
Depreciation and accretion expense	12,344	1,456	—		13,800
Total operating expenses	138,463	7,110	(1,588)		143,985
Gain on involuntary conversion of property, plant and equipment	343	—	—		343
Loss on impairment of property, plant and equipment	(15,232)	—	—		(15,232)
Operating (loss) income	(19,130)	1,511	342		(17,277)
Other income (expenses):
Interest expense	(3,921)	(54)	179	c	(3,782)
			14	d
Net (loss) income from continuing operations	(23,051)	$1,457	$535		(21,059)
Net income attributable to noncontrolling interests	343				343
Continuing operations attributable to the Partnership	$(23,394)				$(21,402)
General partners' interest in continuing operations	$(462)				$(422)
Limited partners' interest in continuing operations	$(22,932)				$(20,980)

Limited partners' net loss from continuing operations per unit (basic and diluted)	$(4.39)				$(4.18)
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic and diluted)	9,183				9,183
See accompanying notes to unaudited pro forma condensed consolidated financial statement.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012
(unaudited, in thousands except earnings per unit)

	Partnership Historical	Chatom Historical	High Point Historical	Pro Forma Adjustments		Partnership Pro Forma
Revenue	$194,843	$35,756	$5,184	$(437)	a	$235,346
Gain on commodity derivatives	3,400	—	—	—		3,400
Total revenue	198,243	35,756	5,184	(437)		238,746
Operating expenses:
Purchases of natural gas, NGLs and condensate	145,172	28,409	—	(437)	a	173,144
Direct operating expenses	16,798	2,734	698	—		20,230
Selling, general and administrative expenses	14,309	896	4,419	(150)	e	19,471
				(3)	d
Equity compensation expense	1,783	—	—	—		1,783
Depreciation and accretion expense	21,284	254	1,242	506	f	23,286
Total operating expenses	199,346	32,293	6,359	(84)		237,914
Gain on disposal of property, plant and equipment	123	—	—	—		123
Loss on involuntary conversion of property, plant and equipment	(1,021)	—	—	—		(1,021)
Operating (loss) income	(2,001)	3,463	(1,175)	(353)		(66)
Other income (expenses):
Interest expense	(4,570)	—	(48)	(992)	g	(4,999)
				33	d
				578	c
Structuring fees	—	—	(2,305)	—		(2,305)
Net (loss) income from continuing operations	(6,571)	$3,463	$(3,528)	(734)		(7,370)
Net income attributable to noncontrolling interests	256			436	h	692
Continuing operations attributable to the Partnership	$(6,827)			$(1,170)		$(8,062)
General partners' interest in continuing operations	$(135)					$(160)
Limited partners' interest in continuing operations	$(6,692)					$(7,902)

Limited partners' net loss from continuing operations per unit (basic and diluted)	$(0.73)					$(0.87)
Weighted average number of units used in computation of limited partners’ net loss per unit (basic and diluted)	9,113					9,113

See accompanying notes to unaudited pro forma condensed consolidated financial statement.

Notes to the Unaudited Pro forma Condensed Consolidated Financial Statements of
American Midstream Partners, LP

1.	Basis of presentation
The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of the High Point System and the Chatom System. The unaudited pro forma condensed consolidated financial statements present the impact of the acquisitions of the High Point System and Chatom System, which were described in the introduction to the unaudited pro forma condensed consolidated financial statements, on the Partnership's results of operations and financial position.
The historical consolidated financial statements of the Partnership include financial information of the High Point System and the Chatom System subsequent to April 15, 2013 and July 1, 2012, respectively.

2.	Pro forma adjustments
The following adjustments for the Partnership have been prepared (i) as if the acquisition of the High Point System occurred on January 1, 2012 in the case of the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 and (ii) as if the acquisition of the Chatom System occurred on January 1, 2012 in the case of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012:
High Point System

a.	The elimination of transactions recorded as revenue and purchases of natural gas, NGLs and condensate between the Partnership and High Point.

b.	The elimination of transaction costs related to the contribution of the High Point System.

c.
The elimination of interest expense due to the pay down of approximately $14.1 million of borrowings under the Partnership's revolving credit facility which had a weighted average borrowing rate of 4.34% for the six months ended June 30, 2013 and 4.09% for the year ended December 31, 2012.

d.	The elimination of interest expense and amortization of deferred financing costs related to the High Point credit facility not acquired by the Partnership.
Chatom System

e.	The elimination of transaction costs included in the historical financial statements of the Partnership which were directly related to the Chatom Assets acquisition.

f.
The inclusion of the estimated additional depreciation expense, calculated on a straight-line basis over useful lives of 10 to 40 years, associated with allocated purchase price of net asset acquired during the respective period.

g.
The inclusion of interest expense on the Partnership's approximately $51.0 million of borrowings under the Partnership's revolving credit facility which bears a variable rate of 3.88% at June 30, 2012 to the finance the Chatom Assets acquisition.

h.	To reflect the noncontrolling interest holders' proportionate share of the equity of the Chatom System and proportionate share of the earnings of 12.6%.

3.	Pro forma net income (loss) per limited common and general partner unit
Net income (loss) attributable to the general partner and the limited partners (common and subordinated unit holders) is allocated in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic net income per limited partner unit is computed based on the weighted average number of units outstanding during the period. Diluted net income per limited partner unit is computed based on the weighted average number of units plus the effect of dilutive potential units outstanding during the period.
The Preferred Units and unvested share-based payment awards that contain non-forfeitable rights to distributions (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net income per limited partner unit. For the year ended December 31, 2012 and six months ended June 30, 2013, 5,142,857 of the Preferred Units issued in connection with the contribution from HPIP were excluded from the diluted average shares due to an anti-dilutive effect.
We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of our agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.
The two-class method does not impact our overall net income (loss) or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings (losses) per limited partner unit.